VERSIÓN DE FIRMA

PÓLIZA DE ADHESIÓN A CONTRATO ENTRE ACREEDORES

DEED OF ACCESSION TO AN INTERCREDITOR AGREEMENT

30 DE DICIEMBRE DE 2009 / 30 DECEMBER 2009

PETERSEN INVERSIONES SPAIN, S.A.
como el Nuevo Pignorante / as the New Pledgor

CREDIT SUISSE, LONDON BRANCH
como Agente Senior y Agente Intercreditor / as Senior Agent and Intercreditor Agent

ÍNDICE / CONTENTS

Cláusula / Clause		Página / Page

1.	Interpretación	1
2.	Adhesión al contrato entre acreedores	3
3.	Tributos y gastos	3
4.	Idioma	4
5.	Legislación aplicable y jurisdicción	4

PÓLIZA DE ADHESIÓN A CONTRATO ENTRE ACREEDORES	DEED OF ACCESSION TO AN INTERCREDITOR AGREEMENT

Esta póliza se firma el día 30 de diciembre de 2009, entre las siguientes	This deed is executed on this 30 of December 2009 by and between

PARTES	PARTIES

DE UNA PARTE	ON ONE PART

PETERSEN INVERSIONES SPAIN, S.A. (en adelante, el Nuevo Socio), sociedad debidamente constituida y existente conforme a la legislación española, con domicilio social en Madrid, Calle Velázquez 9, debidamente inscrita en el Registro Mercantil de Madrid . Cuenta con CIF número A-85842821.

PETERSEN INVERSIONES SPAIN, S.A. (hereinafter, the New Shareholder), a company duly incorporated and existing under the laws of Spain, with registered office in Madrid, Calle Velázquez 9, duly registered with the Mercantile Register of Madrid. Spanish C.I.F. number A-85842821.

DE OTRA PARTE	ON THE OTHER PART

CREDIT SUISSE, LONDON BRANCH (en adelante, junto con sus sucesores o asignatarios en dicha calidad, el Agente Senior y Agente Intercreditor), sucursal sometida a la legislación británica, con número de registro BR000469 de Credit Suisse, banco debidamente constituido conforme a la legislación de Zurich, Suiza, con número de compañía CH-020.3.923.549-1. La sucursal tiene domicilio en 1 Cabot Square, Londres, E14 4QJ. Cuenta con CIF número N0060330H.

CREDIT SUISSE, LONDON BRANCH (hereinafter, together with any successors or assignees in such capacity, the Senior Agent and the Intercreditor Agent), branch duly incorporated under the English law, with registered number BR000469, of Credit Suisse, a bank duly incorporated and existing under the laws of Zurich, Switzerland, with the company number CH-020.3.923.549-1. The branch has its registered office at 1, Cabot Square, London, E14 4QJ. CIF number N0060330H.

EXPONEN	WHEREAS

I         Que Petersen Energía, S.A. (la “Sociedad”) y el Agente Senior y Agente Intercreditor, suscribieron, junto con otras partes, el Contrato de Crédito (tal y como dicho término se define en la Cláusula 1).
I Petersen Energía, S.A. (the “Company”) and the Senior Agent and Intercreditor Agent entered, among other parties, into the Credit Agreement (as such term is defined in Clause 1).

II Que en relación con el Contrato de Crédito, se suscribió el Contrato entre Acreedores.	II The Intercreditor Agreement has been signed In relation to the Credit Agreement.

III Que el Nuevo Socio ha devenido titular de las Acciones en virtud del Contrato de Compraventa de Acciones y, por lo tanto, debe adherirse al Contrato entre Acreedores como nuevo Socio.	III The New Shareholder has become the owner of the Shares pursuant to the Share Purchase Agreement and therefore, it has to accede to the Intercreditor Agreement as new Shareholder.

IV      Que, en atención a lo anterior, las partes han acordado otorgar esta presente póliza (la Póliza) a fin de documentar la adhesión del Nuevo Socio al Contrato entre Acreedores, de conformidad con las siguientes:
IV Now therefore, the parties have agreed to enter into this deed (the Deed) in order to produce the accession of the New Shareholder to the Intercreditor Agreement, pursuant to the following:

CLÁUSULAS	CLAUSES

1. INTERPRETACIÓN	1. INTERPRETATION

1.1 Definiciones	1.1 Definitions

En esta Póliza:	In this Deed:

Acciones significa las 75.280.000 acciones en que se divide el capital de la Sociedad, números 1 a 75.280.000, ambos inclusive.	Shares means the 75,280,000 shares of the Company, numbered 1 to 75,280,000, both inclusive.

Contrato de Compraventa de Acciones significa el Contrato de Compraventa de Acciones, Asunción de Deuda y Subrogación, elevado a público en esta misma fecha ante Don Recarte Casanova, Notario de Madrid.

Share Purchase Agreement means the Contrato de Compraventa de Acciones, Asunción de Deuda y Subrogación, raised to the status of public documento on this same date before Mr. Recarte Casanova, Notary Public of Madrid.

Contrato de Crédito significa el Contrato de Crédito sujeto a la legislación del Estado de Nueva York por un importe de hasta 1.026.000.000 US$ suscrito el día 21 de febrero de 2008 entre, entre otros, la Sociedad (como Prestatario), ciertos los Acreedores Pignoraticios (como Prestamistas), y elevado a público el mismo día mediante póliza intervenida por el notario de Madrid, D. Martín María Casanova.

Credit Agreement means the Credit Agreement governed by the Laws of the State of New York for an amount up to US$ 1,026,000,000 among others, by the Company (as Borrower), some of the Pledgees (as Lenders) on February 21, 2008, duly notarised on the same date by means of a Deed granted before the Notary Public of Madrid, Mr. Martín María Recarte Casanova.

Contrato entre Acreedores significa el contrato entre acreedores suscrito el día 21 de febrero de 2008 en relación con el Contrato de Crédito y elevado a público el mismo día mediante póliza intervenida por el notario de Madrid, D. Martín María Casanova.

Intercreditor Agreement means the intercreditor agreement entered into on 21 Frebruary 2008 in connection with the Credit Agreement duly notarised on the same date by means of a Deed granted before the Notary Public of Madrid, Mr. Martín María Recarte Casanova

Documento de la Financiación significa los documentos señalados como Loan Documents bajo el Contrato de Crédito.	Loan Documents means the Loan Documents under the Credit Agreeement.

1.2 Otras definiciones	1.2 Other definitions

Salvo que en este documento se establezca lo contrario, los términos y definiciones en inglés y/o mayúsculas que se incluyen en la Póliza tendrán el significado que a los mismos se atribuye en el Contrato de Crédito.
Unless otherwise established herein, English and/or capitalised terms and definitions included in this Deed shall have the same meanings as set out in the Credit Agreement.

1.3 Documento de la Financiación	1.3 Loan Document

Esta póliza será considerada a todos los efectos como un Documento de la Financiación.	This deed shall be considered as a Loan Document.

2. ADHESIÓN AL CONTRATO ENTRE ACREEDORES	2. ACCESSION TO THE INTERCREDITOR AGREEMENT

Por medio de la presente, el Nuevo Socio se adhiere al Contrato entre Acreedores en la condición de "Socio" (Shareholder) bajo dicho Contrato entre Acreedores, asumiendo todas las obligaciones que son propias de tal condición.
The New Shareholder hereby accedes to the Intercreditor Agreement as Shareholder under the Intercreditor Agreement, assuming all the obligations ancillary to such condition.

A tal efecto, y de conformidad con lo previsto en la Cláusula 15.5 del Contrato entre Acreedores, el Nuevo Socio suscribe y remite en esta fecha al Agente Senior y al Agente Intercreditor un Acuerdo de Adhesión (Accession Agreement) (tal y como el mismo se define en el Contrato entre Acreedores), cuya copia se adjunta a la presente como Anexo 1.

Pursuant to Clause 15.5 of the Intercreditor Agreement, the New Shareholder enters into and sends to the Senior Agent and Intercreditor Agent an Accession Agreement (as defined in the Intercreditor Agreement), a copy of which is attached hereto as Annex 1.

3. TRIBUTOS Y GASTOS	3. TAXES AND EXPENSES

Todos los tributos y gastos relacionados con esta Póliza y las copias emitidas de la misma serán de cuenta de Nuevo Socio.	The New Shareholder shall pay all taxes, duties and expenses derived from or related to this Deed and its copies.

4. IDIOMA	4. LANGUAGE

Esta Póliza se otorga en idiomas español e inglés. En caso de que surgieran discrepancias entre ambas versiones, prevalecerá la versión española.	This Deed is executed in the Spanish and English languages. In the event of discrepancies between both versions, the Spanish version shall prevail.

5. LEGISLACIÓN APLICABLE Y JURISDICCIÓN	5. GOVERNING LAW AND JURISDICTION

Esta Póliza se regirá por la ley española.	This Deed shall be governed by Spanish law.

Los juzgados y tribunales de Madrid capital, España, tendrán jurisdicción exclusiva sobre las cuestiones y/o discrepancias derivadas de o relativas a la presente Póliza (incluyendo cualesquiera cuestiones o discrepancias relativas a la existencia, validez o resolución de la presente Póliza o a las consecuencias de su eventual declaración de nulidad).

The courts of the City of Madrid, Spain have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any disputes regarding the existence, validity or termination of this Deed or the consequences of its nullity).

PAGINA DE FIRMAS / SIGNATURE PAGE

El Nuevo Socio / The New Shareholder

By: /s/  Monica Martin de Vidales Godino
P.p.
PETERSEN INVERSIONES SPAIN, S.A.

El Agente Administrativo / the Administrative Agent

By: /s/  Pablo Manuel Rodríguez Abelenda
P.p.
CREDIT SUISSE LONDON BRANCH

ANEXO 1

ACUERDO DE ADHESIÓN / ACCESION AGREEMENT

To: CREDIT SUISSE, LONDON BRANCH as the Intercreditor Agent

From: PETERSEN INVERSIONES SPAIN, S.A. (Sociedad Unipersonal)

Date: 30 December 2009

Intercreditor Agreement dated on 21 February 2009 entered into by PETERSEN ENERGÍA, S.A., PETERSEN ENERGÍA PTY Ltd., Credit Suisse International, Goldman Sachs International Bank, BNP Paribas, Banco Itaú S.A. –Sucursal Financiera Exterior, Credit Suisse, London Branch, Hsbc Bank Plc and REPSOL YPF, S.A. (the “Intercreditor Agreement”)

We refer to the Intercreditor Agreement. This is an Accession Agreement.

We, PETERSEN INVERSIONES SPAIN, S.A. (Sociedad Unipersonal), with registered office at Madrid, Calle Velázquez 9, agree to be a party under the Intercreditor Agreement and to be bound by the terms of the Intercreditor Agreement as a Shareholder.

Our contact details are as follows:

Calle Velázquez 9, 1o planta.
28001 Madrid
Spain

This Accession Agreement is governed by Spanish law.

Pursuant to Clause 15.5 of the Intercreditor Agreement, we hereby request you, as Administrative Agent, to sign the deed to which a copy of this Accession Agreement is attached, which shall be deemed to be an acceptance by you to this Accession Agreement.

By:

PETERSEN INVERSIONES SPAIN, S.A. (Sociedad Unipersonal)

By:	/s/ Mónica de Vidales Rodino
Mrs. Mónica de Vidales Godino